Exhibit 99.1

Somanetics Reports Financial Results for the First Quarter of Fiscal 2008

TROY, Mich., March 18 /PRNewswire-FirstCall/ -- Somanetics Corporation (Nasdaq: SMTS) reported net revenues of $8.7 million for the first quarter ended February 29, 2008, an 8 percent increase from $8.0 million in the same period of 2007.

U.S. net revenues increased 12 percent to $7.4 million from $6.6 million in the same period last year. International net revenues were $1.3 million compared to $1.4 million last year.

First quarter income before income taxes was $1.8 million compared to $2.6 million for the first quarter of 2007. During the first quarter of fiscal 2008, Somanetics recognized income tax expense at an estimated effective tax rate of 42 percent on its statement of operations, as a result of certain additional state tax expenses recorded in the quarter. Somanetics expects the effective tax rate for fiscal 2008 to approximate 36 percent. Net income was $1.0 million, or $0.07 per diluted share, compared with net income of $1.7 million, or $0.12 per diluted share, in the first quarter of 2007.

Gross margin was 88 percent in the first quarter, the same as in the first quarter of 2007. As of February 29, 2008, Somanetics' cash, marketable securities and long-term investments balance was $89.0 million, with no borrowings.

“Our U.S. SomaSensor revenue increased by 28 percent, in line with our expectations,” said Bruce J. Barrett, Somanetics' president and chief executive officer. "International sales also were in line with our expectations, but U.S. INVOS System monitor sales were significantly lower than expected."

Pediatric and Neonatal ICU Market Update

During the first quarter Somanetics began commercial shipments of its new sensors for cerebral and somatic monitoring. These sensors are tailored to the small size and head shapes of smaller patients in the pediatric and neonatal ICUs. "Eight hospitals are currently using the new cerebral and somatic sensors and we plan to expand usage to a total of 15 to 20 hospitals in the second quarter. We are planning to continue to broaden the launch activity, including securing additional data, as the year progresses," Barrett said.

Sales and Marketing Activities

During the first quarter, a two-day symposium focused on use of the INVOS System in adult cardiovascular surgeries was conducted in Europe for more than 200 attendees.

Also, Somanetics participated in more than ten medical conferences, including the 28th Annual San Diego Cardiothoracic Surgery Symposium and the Cardiology 2008: Annual Update on Pediatric Cardiovascular Disease. Both conferences, held in February, featured hands-on workshops on the use of cerebral oximetry. Somanetics expects to attend six meetings in the second quarter and additional meetings throughout the year.

Business Outlook

Somanetics is updating its financial guidance for fiscal 2008 based on its current expectations for U.S. monitor revenue. Somanetics is currently forecasting:

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Net revenues in the range of $46.2 million to $50.0 million, or 20 to 30 percent growth over 2007 revenues, compared with previously announced guidance of net revenues of approximately $50 million. The new guidance reflects the first quarter U.S. INVOS System hardware results and the uncertainty inherent in forecasting U.S. INVOS System hardware revenues. It also reflects the Company's positive experience in the first quarter with the new, smaller cerebral and somatic sensors and the potential for the Company to exceed its original plan associated with the new sensors.

–	Operating margin percentage in the range of 25 to 27 percent, and gross margin in the range of 87 to 88 percent, both unchanged from prior guidance.

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Income before income taxes in the range of $15.3 million to $17.5 million, compared with previous guidance of $17 million to $18 million. The new guidance reflects the change in guidance for net revenues and lower interest income associated with lower than planned interest rates.

Somanetics' forecasts are based on market conditions and current estimates, which reflect management's plan to invest in the clinical research, education and research and development projects to support the expansion of its efforts with infants in the pediatric and neonatal ICU markets. Somanetics undertakes no obligation to update its estimates.

Somanetics to Host Conference Call

Somanetics will web cast its 2008 first quarter conference call at 10:00 a.m. (ET) today. To join the web cast, visit the Investor Center page of Somanetics' website at www.somanetics.com and click on the "2008 First Quarter Conference Call" link. The call also will be archived on the website.

About Somanetics

Somanetics Corporation (Nasdaq: SMTS) develops, manufactures and markets the INVOS(R) Cerebral/Somatic Oximeter System, a non-invasive patient monitoring system that continuously measures changes in the blood oxygen levels in the brain and elsewhere in the body, in somatic, or skeletal muscle, tissue in patients with or at risk for restricted blood flow. Surgeons, anesthesiologists, intensive care nurses and other medical professionals can use the information provided by the INVOS System, in conjunction with other available information, to identify cerebral or somatic oxygen imbalances and take necessary corrective action, potentially improving patient outcomes and reducing the costs of care. Somanetics supports its customers through a direct U.S. sales force and clinical education team. Covidien markets INVOS System products in Europe, Canada, the Middle East and South Africa and Edwards Lifesciences represents INVOS System products in Japan. For more information visit www.somanetics.com.

Safe-Harbor Statement

Except for historical information contained herein, the matters discussed in this news release, including financial guidance for fiscal year 2008, are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements and may be affected by, among other things, economic conditions in general and in the healthcare market, the demand for and market acceptance of our products in existing market segments and in new market segments we plan to pursue, our current dependence on the Cerebral Oximeter and SomaSensor, our dependence on distributors and independent sales representative firms for a substantial portion of our sales, our dependence on single-source suppliers, potential competition, the effective management of our growth, our ability to attract and retain key personnel, the potential for products liability claims, government regulation of our business, changes in our deferred tax assets, future equity compensation expenses, the challenges associated with developing new products and obtaining and maintaining regulatory approvals if necessary, research and development activities, the lengthy sales cycle for our products, sales employee turnover, changes in our actual or estimated future taxable income, changes in accounting rules, enforceability and the costs of enforcement of our patents, potential infringements of others' patents and the other factors set forth from time to time in Somanetics' Securities and Exchange Commission filings, including Somanetics' 2007 Annual Report on Form 10-K filed on February 6, 2008.

(Tables to follow)

SOMANETICS CORPORATION
BALANCE SHEETS

	February 29, 2008	November 30, 2007
ASSETS	(Unaudited)	(Audited)
CURRENT ASSETS:
Cash and cash equivalents	$55,505,693	$33,172,977
Marketable securities	7,986,779	18,978,074
Accounts receivable	5,520,645	7,486,571
Inventory	2,437,305	1,998,284
Prepaid expenses	528,046	560,885
Accrued interest receivable	358,299	551,117
Deferred tax asset - current	2,596,024	3,069,929
Total current assets	74,932,791	65,817,837

PROPERTY AND EQUIPMENT (at cost):
Demonstration and no capital cost sales equipment at customers	3,477,844	3,386,287
Machinery and equipment	1,362,890	1,531,387
Furniture and fixtures	318,859	307,919
Leasehold improvements	197,450	196,700
Total	5,357,043	5,422,293
Less accumulated depreciation and amortization	(2,884,564)	(2,931,596)
Net property and equipment	2,472,479	2,490,697

OTHER ASSETS:
Long-term investments	25,479,678	33,653,099
Deferred tax asset - non-current	2,873,000	3,004,755
Intangible assets, net	1,369	3,097
Other	15,000	15,000
Total other assets	28,369,047	36,675,951
TOTAL ASSETS	$105,774,317	$104,984,485

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,333,187	$1,118,003
Accrued liabilities	790,221	1,701,481
Total current liabilities	2,123,408	2,819,484

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred shares; authorized, 1,000,000 shares of $.01 par value; no shares issued or outstanding	—	—
Common shares; authorized, 20,000,000 shares of $.01 par value; issued and outstanding, 13,503,984 shares at February 29, 2008, and 13,443,961 shares at November 30, 2007	135,040	134,440
Additional paid-in capital	119,536,262	119,079,383
Accumulated deficit	(16,020,393)	(17,048,822)
Total shareholders' equity	103,650,909	102,165,001
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$105,774,317	$104,984,485

STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three-Month Periods Ended
	February 29, 2008	February 28, 2007

NET REVENUES	$8,693,274	$8,024,872
COST OF SALES	1,016,824	1,001,723
Gross Margin	7,676,450	7,023,149

OPERATING EXPENSES:
Research, development and engineering	330,436	113,366
Selling, general and administrative	6,498,148	5,319,436
Total operating expenses	6,828,584	5,432,802

OPERATING INCOME	847,866	1,590,347

OTHER INCOME:
Interest income	934,418	960,488
Total other income	934,418	960,488
INCOME BEFORE INCOME TAXES	1,782,284	2,550,835

INCOME TAX EXPENSE	(753,855)	(867,284)

NET INCOME	$1,028,429	$1,683,551

NET INCOME PER COMMON SHARE - BASIC	$.08	$.13
NET INCOME PER COMMON SHARE - DILUTED	$.07	$.12

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	13,450,691	13,164,210

WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	14,759,732	14,636,974

SOURCE
Somanetics Corporation
	-0-	03/18/2008

/CONTACT:
Mary Ann Victor Vice President and Chief Administrative Officer, +1-248-689-3050, Extension 5803, or Bill Iacona, Chief Financial Officer, Extension 5819, or fax, +1-248-689-4272, both of Somanetics Corporation/

/First Call Analyst: / /FCMN Contact: / /Web site: http://www.somanetics.com / (SMTS)

CO:	Somanetics Corporation
ST:	Michigan
IN:	MTC
SU:	ERN ERP CCA